Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended
	October 31, 2022	October 31, 2021

Cash flows from operating activities:
Net income	$179,242	$78,816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,330	90,396
Share-based compensation	6,308	5,348
Changes in operating assets, liabilities and other	9,307	(23,788)

Net cash provided by operating activities	275,187	150,772

Cash flows from investing activities:
Purchases of property, plant and equipment	(112,338)	(109,099)
Purchases of available-for-sale debt securities	(38,854)	-
Government incentives	3,615	5,775
Other	(180)	(170)

Net cash used in investing activities	(147,757)	(103,494)

Cash flows from financing activities:
Repayments of debt	(65,440)	(20,352)
Purchases of treasury stock	(2,522)	(48,249)
Contributions from noncontrolling interest	24,995	-
Dividends paid to noncontrolling interests	-	(9,597)
Proceeds from share-based arrangements	5,749	3,874
Proceeds from long-term debt	-	20,858
Net settlements of restricted stock awards	(1,471)	(437)

Net cash used in financing activities	(38,689)	(53,903)

Effects of exchange rate changes on cash, cash equivalents, and restricted cash	(46,012)	4,703

Net increase (decrease) in cash, cash equivalents, and restricted cash	42,729	(1,922)
Cash, cash equivalents, and restricted cash, beginning of period	279,680	281,602

Cash, cash equivalents, and restricted cash, end of period	$322,409	$279,680